Exhibit 99.2

AMAZING ENERGY, INC.
TABLE OF CONTENTS

Page

PART I.	FINANCIAL INFORMATION

Item 1.	Financial Statements (unaudited)

	Consolidated Balance Sheet – October 31, 2014 and July 31, 2014	F-1

	Consolidated Statement of Operations - for the three months ended October 31, 2014 and 2013	F-2

	Consolidated Statement of Cash Flows - for the three months ended October 31, 2014 and 2013	F-3

	Notes to Unaudited Consolidated Financial Statements	F-4

PART I - FINANCIAL INFORMATION
Item 1. Financial Statements
AMAZING ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	October 31, 2014	July 31, 2014
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$384,515	$434,619
Oil and gas receivables, related party	182,531	234,598

Total current assets	567,046	669,217

Property, Plant and Equipment, net	58,149	59,917

Oil and Gas Properties, Full Cost Method
Evaluated properties, net of accumulated depletion of $677,206 and $566,882 respectively	6,173,293	6,185,430

Total oil and gas properties, full cost method	6,173,293	6,185,430

Other assets, net	26,621	26,621

	$6,825,109	$6,941,185

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$100	$-
Accounts payable, related party	101,990	145,176
Accrued liabilities	7,561	6,805
Interest payable, related party	160,369	112,259
Short-term debt, related party	673,695	673,695

Total current liabilities	943,715	937,935

Long-term Liabilities:
Asset retirement obligation	282,053	278,612
Long-term debt, related party	2,694,779	2,694,779

Total long-term liabilities	2,976,832	2,973,391

Shareholders' Equity:
Preferred stock, $0.01 par value per share, 10,000,000 shares authorized, 0 and 4,987,027 shares issued and outstanding	-	49,870
Common stock, $0.00001 par value per share, 100,000,000 shares authorized, 22,009,592 and 13,666,214 issued and outstanding	220	136
Treasury Stock	(112,998)	(90,998)
Additional paid-in capital	6,666,730	6,477,404
Accumulated deficit	(3,649,390)	(3,406,553)

Total shareholders' equity	2,904,562	3,029,859

	$6,825,109	$6,941,185

The accompanying notes are an integral part of these unaudited consolidated financial statements.

AMAZING ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended October 31,
	2014	2013

Revenue from oil and gas sales, net	$324,317	$181,605

Operating costs and expenses:
Lease operating expense	218,000	80,104
Selling, general and administrative expenses	185,614	147,051
Depreciation expense	1,768	2,707
Depletion expense	110,324	97,574
Accretion expense	3,441	3,151

Total operating costs and expenses	519,147	330,587

Operating loss	(194,830)	(148,982)

Other income (expense):
Interest income	104	-
Interest expense	(48,111)	(48,096)

Total other income (expense)	(48,007)	(48,096)

Net loss	$(242,837)	$(197,078)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

AMAZING ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
 (Unaudited)

	Three Months Ended October 31,
	2014	2013

Operating Activities:
Net loss	$(242,837)	$(197,078)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation expense	71,557	16,799
Depreciation expense	1,768	2,707
Depletion expense	110,324	97,574
Accretion expense	3,441	3,151
Changes operating assets and liabilities:
Accounts receivable	52,067	(15,518)
Accounts payable	100	84,705
Accounts payable, related party	(43,186)	(79,837)
Accrued expenses	48,866	53,575
Net cash provided by operating activities	2,100	(33,922)

Investing Activities:
Proceeds from the sale of oil and gas properties	66,777	-
Cash paid for purchase of property and equipment	-	(6,312)
Cash paid for purchase of oil and gas properties	(164,964)	(123,261)
Net cash used in investing activities	(98,187)	(129,573)

Financing Activities:
Proceeds from sale of common stock, net	1,500,000	-
Purchase of treasury shares	(22,000)	-
Cash paid for preferred stock dividends	(1,432,017)	-
Net cash provided by financing activities	45,983	-

Net increase (decrease) in cash and cash equivalents	(50,104)	(163,495)

Cash and cash equivalents, beginning of period	434,619	1,325,004

Cash and cash equivalents, end of period	$384,515	$1,161,509

The accompanying notes are an integral part of these unaudited consolidated financial statements.

AMAZING ENERGY, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business

Amazing Energy, Inc. (the "Company") was formed in 2010 as a Texas corporation and redomesticated to Nevada in 2011. The Company owns interests in oil and gas properties located in Texas and is engaged primarily in the acquisition, exploration and development of oil and gas properties and the production and sale of oil and natural gas.  Amazing Energy, LLC was formed in December 2008 as a Texas Limited Liability Company. In December of 2010, Amazing Energy, Inc. and Amazing Energy, LLC were combined as commonly controlled entities.

Note 2. Going Concern

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year.

At October 31, 2014, the Company had not yet achieved profitable operations, had accumulated losses of $3,649,390 since its inception and expects to incur further losses in the development of its business. These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The Company's ability to continue as a going concern is dependent on its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management's plan to address the Company's ability to continue as a going concern includes:  (1) obtaining debt or equity funding from private placement or institutional sources; (2) obtain loans from financial institutions, where possible, or (3) participating in joint venture transactions with third parties. Although management believes that it will be able to obtain the necessary funding to allow the Company to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful.  The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3. Significant Accounting Policies

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America. Accounting principles followed and the methods of applying those principles, which materially affect the determination of financial position, results of operations and cash flows are summarized below:

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and certain assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

Basis of presentation – These unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP"). These consolidated financial statements do not contain all of the information required for annual financial statements.  Accordingly, they should be read in conjunction with the most recent annual financial statements of Amazing Energy, Inc.

The unaudited financial consolidated statements have been compiled using the significant accounting policies as set out in the audited financial statements of Amazing Energy, Inc. for the year ended July 31, 2014. The unaudited consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto of Amazing Energy, Inc.

It is management's opinion that these consolidated financial statements include all adjustments necessary for fair presentation, in all material respects, of the proposed transaction described above in accordance with US GAAP applied on a basis consistent with

Amazing Energy, Inc.'s accounting policies.  No adjustments have been made to reflect potential cost savings that may occur subsequent to completion of the transaction.

Environmental laws and regulations – The Company is subject to extensive federal, state, and local environmental laws and regulations. Environmental expenditures are expensed or capitalized depending on their future economic benefit. The Company believes that it is in compliance with existing laws and regulations.

Recent accounting pronouncements – No effect of recent accounting pronouncements.

Note 4. Oil and Gas Properties

The Company is currently participating in oil and gas exploration activities in Texas. All of the Company's oil and gas properties are located in the United States. Oil and gas properties are stated at cost. During the three months ended October 31, 2014, the company had increased production on a barrel of oil equivalent basis by 106% as compared to the same three month period ended in 2013, with gross production of approximately 4,408 barrels and 21,297 million cubic feet (MCF) during the period.

TEXAS

Pecos County, Texas - The Company has leaseholds within approximately 70,000 contiguous acres in Pecos County, Texas, which lies within the Permian Basin. The property is located in the Northeast region of the County. The Pecos leasehold is comprised of multiple leases, and the Company has working interest in these leases. The Company has drilled 17 wells throughout this property, 11 producing and 6 shut-in. The Company has working interest in this acreage and has capitalized $6,917,279 of cost in evaluated properties. (See Note 8)

Note 5. Related Party Payables and Short-Term Debt

As of October 31, 2014, related party payables consisted of accrued oil and gas drilling expenses billed to Amazing Energy, Inc. by Jilpetco, Inc.  The related party payable totals $101,990 and accrued and unpaid interest on related party long-term debt of $160,369. Related party Short-Term Debt as of October 31, 2014 was $673,695. The related party payables and Short-term Debt at July 31, 2014 were $145,176 and $673,695 respectively.

Note 6. Commitments and Contingencies

The Company is subject to contingencies as a result of environmental laws and regulations.    Present and future environmental laws and regulations applicable to the Company's operations could require substantial capital expenditures or could adversely affect its operations in other ways that cannot be predicted at this time.  As of October 31, 2014, no amounts had been recorded because no specific liability has been identified that is reasonably probable of requiring the Company to fund any future material amounts.

Lease Commitments - Our principal executive offices are in leased office space in Amarillo, Texas.  The leased office space consists of approximately 3,700 square feet and is leased through February 28, 2019.

Legal Proceedings - During the ordinary course of business, the Company may become involved in legal proceeding with third parties. These proceedings are subject to the uncertainties inherent in any litigation, and require judgment to determine the significance of the contingency or uncertainty. In the event of litigation, we plan to defend ourselves vigorously in all such matters. As of October 31, 2014, we were not involved in any litigation matters.

Note 7. Stockholders' Equity

Preferred Stock Series A:

On October 8, 2014, the Company converted its 1,000,000 outstanding shares of Series A Preferred stock into 1,250,000 shares of common stock and paid $219,162 in declared and accrued dividends. As of October 31, 2014, there were no shares of Series A Preferred Stock issued and outstanding.

Preferred Stock Series B:

On October 8, 2014, the Company converted its 1,000,000 outstanding shares of Series B Preferred stock into 1,182,000 shares of common stock and paid $269,695 in declared accrued dividends. As of October 31, 2014, there were no shares of Series B Preferred Stock issued and outstanding.

Preferred Stock Series C:

On October 8, 2014, the Company converted its 1,000,000 outstanding shares of Series C Preferred stock into 1,150,000 shares of common stock and paid $326,667 in declared and accrued dividends. As of October 31, 2014, there were no shares of Series C Preferred Stock issued and outstanding.

Preferred Stock Series D:

On October 8, 2014, the Company converted its 1,000,000 outstanding shares of Series D Preferred stock into 1,100,000 shares of common stock and paid $337,579 in declared and accrued dividends. As of October 31, 2014, there were no shares of Series D Preferred Stock issued and outstanding.

Preferred Stock Series E:

On October 8, 2014, the Company converted its 987,027 outstanding shares of Series E Preferred stock into 1,036,378 shares of common stock and paid $278,914 in declared and accrued dividends. As of October 31, 2014, there were no shares of Series E Preferred Stock issued and outstanding.

Common Stock:

On October 2, 2014, the Company sold 2,500,000 shares of common stock at $0.60 per share in a private placement. The net proceeds of the sale of stock was $1,500,000.

On October 3, 2014, the Company granted and aggregate of 125,000 shares of common stock to its officers and directors. Three directors each received 25,000 shares of commons stock and one officer received 50,000 shares.

During the period ended October 31, 2014, the Company issued 125,000 shares under its stock-based compensation plan. During the period ended October 31, 2014, the Company recognized a total of $75,000 in net stock-based compensation related to prior year awards.

As of October 31, 2014, there were 22,009,592 shares of Common Stock issued and outstanding.

As there is no public market for common shares of Amazing Energy, Inc., the Company derived the fair value of its common shares from the per share price paid for its convertible preferred stock.

Note 8. Related Party Long-Term Debt

On January 3, 2011, the Company formalized the loan agreements with the former owners of Amazing Energy, LLC (and current shareholders of Amazing Energy, Inc.) for the total of $3,040,000. These notes mature on December 31, 2021 and bear interest at the rate of 6% per annum.

On December 31, 2010, Amazing Energy, LLC entered into a line of credit agreement with the majority shareholder of Amazing Energy, Inc.  Funds advanced on the line of credit mature on December 31, 2031 and bear interest at the rate of 3% per annum.

The operator of Amazing Energy, Inc.'s oil and gas properties is Jilpetco, Inc., a company controlled by one of the partners of the majority shareholder of Amazing Energy, Inc. During the period, 100% of the Company's oil and gas sales came from Jilpetco, Inc.

In addition, the Company purchased various oil and gas working interests from another commonly controlled entity during 2011.

As of October 31, 2014, total debt due to related parties was $3,368,474, of which $2,694,779 was long-term and
$673,695 was short-term.

Note 9. Transaction with Gold Crest

On October 9, 2014, the Company entered into a change in control agreement with Gold Crest Mines, Inc., a US publicly traded company registered with the Securities and Exchange Commission. Under the terms of the agreement, certain controlling shareholders of Amazing Energy, Inc. exchanged 12,829,000 shares of its common stock to Gold Crest Mines, Inc. for 384,848,504 shares of common stock and 79,755 shares of Series "A" convertible preferred stock of Gold Crest Mines. Each Series "A" convertible preferred share is convertible into 10,000 shares of Gold Crest Mines, Inc. common stock.

Note 10. Subsequent Events

Management reviewed all events that occurred subsequent to October 31, 2014 and through February 4, 2015, and there were no significant items to disclose.